Exhibit 5.1

Timothy J. Moore

(650) 843-5690

mooretj@cooley.com

February 25, 2014

ZELTIQ Aesthetics, Inc.

4698 Willow Road, Suite 100

Pleasanton, CA 94588

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ZELTIQ Aesthetics Inc. (the “Company”) of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 1,851,794 shares of the Company’s common stock, par value $0.001 per share (the “EIP Shares”), pursuant to its 2011 Equity Incentive Plan (the “EIP”) and (ii) 370,358 shares of the Company’s common stock, par value $0.001 per share (the “ESPP Shares” and together with the EIP Shares, the “Shares”), pursuant to its 2011 Employee Stock Purchase Plan (the “ESPP” and together with the EIP, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Company’s certificate of incorporation and by-laws, each as amended, the Plans, and such other documents, records, certificates, memoranda or other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Timothy J. Moore
Timothy J. Moore